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                                 FMC CORPORATION
                              2001 - ANNUAL REPORT

Exhibit 11

Statement: Computation of Diluted Earnings Per Share (Unaudited)
(In thousands, except net income (loss) and per share data)

                                               Quarter ended
                                                 March 31,
                                             ------------------

                                               2002      2001
                                             -------   --------
Earnings:

Net income (loss)                            $ 8,952   $(26,541)
Shares:
   Weighted average number of
   Shares of common stock outstanding         31,477     30,824
   Weighted average additional shares
   Assuming conversion of stock options(1)       934         --
                                             -------   --------

     Shares - diluted basis                   32,411     30,824

Diluted earnings (loss) per share            $ (0.28)  $  (0.86)

(1) The weighted average additional shares of 1,359 for the nine months ended March 31, 2001, assuming conversion of stock options, were not included in the computation of diluted earnings per share because to do so would have had an antidilutive effect on the computation.